Exhibit 99.1

News Release
Sunoco LP Announces Third Quarter 2016 Financial and Operating Results

•	Generated Net Income of $44.6 million, Adjusted EBITDA of $188.9 million and Distributable Cash Flow, as adjusted, of $124.1 million

•	Maintained quarterly distribution of 82.55 cents and reported current quarter cash coverage of 1.25 times

•	Increased gallons sold by 3.8 percent to 2.0 billion gallons compared to the third quarter 2015

•	Completed the acquisition of the Fuels Business from Emerge Energy Services LP
Conference Call Scheduled for 9:00 a.m. CT (10:00 a.m. ET) on Thursday, November 10
DALLAS, November 9, 2016 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced financial and operating results for the three-month period ended September 30, 2016.

Revenue totaled $4.1 billion, a decrease of 16.3 percent, compared to $4.9 billion in the third quarter of 2015. The decline was the result of a 47.1 cent per gallon decrease in the average selling price of fuel partly offset by increased merchandise sales and additional gallons sold.

Total gross profit was $577.4 million, compared to $524.8 million in the third quarter of 2015. Key drivers of the increase were higher wholesale motor fuel and merchandise profits partly offset by a decrease in retail motor fuel gross profit.

Income from operations was $104.2 million, versus $93.4 million in the third quarter of 2015, reflecting increased gross profit, partly offset by increased general and administrative and other operating expenses. The increase in general and administrative expenses was primarily related to relocation costs and associated expenses incurred with the opening of a corporate office in Dallas, Texas, while the increase in other operating expenses was driven by operating more stores on a year-over-year basis.

Net income attributable to partners was $44.6 million, or $0.24 per diluted unit, versus $27.5 million, or $0.30 per diluted unit, in the third quarter of 2015.

Adjusted EBITDA (1) for the quarter totaled $188.9 million, compared with $253.7 million in the third quarter of 2015. The unfavorable year-over-year comparison reflects lower fuel margins in both the retail and wholesale segments.

Distributable cash flow attributable to partners (1), as adjusted, was $124.1 million, compared to $112.4 million a year earlier.

On a weighted-average basis, fuel margin for all gallons sold decreased to 15.6 cents per gallon, compared to 18.6 cents per gallon in the third quarter of 2015. The decrease was primarily attributable to increased product costs experienced during the third quarter.

Net income attributable to partners for the wholesale segment was $47.3 million compared to a net income of $2.6 million a year ago. Adjusted EBITDA was $87.9 million, versus $107.0 million in the third quarter of last year. Total wholesale gallons sold were 1,371.2 million, compared with 1,308.8 million in the third quarter of 2015, an increase of 4.8 percent.  This includes gallons sold to consignment stores and third-party customers, including independent dealers, fuel distributors and commercial customers. The Partnership earned 10.0 cents per gallon on these volumes, compared to 12.5 cents per gallon a year earlier.

Net loss attributable to partners for the retail segment was $2.8 million compared to a net income of $24.9 million a year ago. Adjusted EBITDA was $101.1 million, versus $146.7 million in the third quarter of last year. Total retail gallons sold increased by 1.8 percent to 651.4 million gallons as a result of the contribution from third party acquisitions and new-to-industry locations opened during the last 12 months. The Partnership earned 27.5 cents per gallon on these volumes, compared to 31.2 cents per gallon a year earlier.

Total merchandise sales increased by 2.7 percent from a year ago to $605.3 million, reflecting the contribution from third party acquisitions and new-to-industry locations opened during the last 12 months. Merchandise sales contributed $192.3 million of gross profit with a retail merchandise margin of 31.8 percent, a 40 basis point increase from the third quarter of 2015.

Same-store merchandise sales decreased by 2.1 percent, reflecting continued weakness in SUN’s convenience store operations in Texas, particularly in the oil producing regions. Same-store fuel sales decreased by 3.5 percent as a result of weakness throughout the state of Texas, particularly lower year-over-year activity in oil producing markets. In the Texas oil producing regions, same-store merchandise sales decreased by 13.0 percent, and same-store fuel sales declined 13.7 percent. Excluding the oil producing regions, same-store sales decreased by 0.4 percent, and same-store gallons decreased by 2.3 percent.

As of September 30, SUN operated approximately 1,345 convenience stores and retail fuel outlets along the East Coast, in the Southwest and in Hawaii. Third party operated sites totaled 5,600 locations.

SUN’s other recent accomplishments include the following:

•
Completed the acquisition of the fuels business from Emerge Energy Services LP for $171.5 million. The fuels business includes two transmix processing plants with attached refined product terminals located in the Birmingham, Alabama and greater Dallas, Texas metro areas and engages in the processing of transmix and the distribution of refined fuels. These two processing plants have attached refined product terminals with over 800,000 barrels of storage capacity.

•
Completed the previously announced acquisition of the convenience store, wholesale motor fuel distribution and commercial fuels distribution businesses serving East Texas and Louisiana from Denny Oil Company for approximately $54.6 million plus inventory on hand at closing, subject to closing adjustments. The acquisition includes six company-operated locations and approximately 127 supply contracts with dealer-owned and dealer-operated sites and over 500 commercial customers. This transaction closed in the fourth quarter on October 12, 2016.

SUN’s segment results and other supplementary data are provided after the financial tables below.

Distribution
On October 26, the Board of Directors of SUN’s general partner declared a distribution for the third quarter of 2016 of $0.8255 per unit, which corresponds to $3.3020 per unit on an annualized basis. This distribution is unchanged from the second quarter and represents a 10.7 percent increase compared with the third quarter of 2015. The distribution will be paid on November 15 to unitholders of record on November 7.

SUN’s distribution coverage ratio for the third quarter was 1.25 times. The distribution coverage ratio on a trailing 12-month basis was 1.09 times.

Liquidity
At September 30, SUN had borrowings against its revolving line of credit of $958.2 million and other long-term debt of $3.6 billion. Availability on the revolving credit facility after borrowings and letters of credit commitments was $518.2 million. Net debt to Adjusted EBITDA, calculated in accordance with SUN’s revolving credit facility, was 5.97 times at the end of the third quarter.

(1)
Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and a reconciliation to net income.

Earnings Conference Call
Sunoco LP management will hold a conference call on Thursday, November 10, at 9:00 a.m. CT (10:00 a.m. ET) to discuss third quarter results and recent developments. To participate, dial 412-902-0003 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,345 retail fuel sites and convenience stores (including APlus, Stripes, Aloha Island Mart and Tigermarket brands) and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in more than 30 states at approximately 6,900 sites. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns Sunoco's general partner and incentive distribution rights. For more information, visit the Sunoco LP website at www.SunocoLP.com

Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts
Investors:
Scott Grischow, Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Patrick Graham, Senior Analyst - Investor Relations and Finance
(214) 840-5678, patrick.graham@sunoco.com

Media:
Jeff Shields, Communications Manager
(215) 977-6056, jeff.shields@sunoco.com

- Financial Schedules Follow -

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(in thousands, except units)
(unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$80,565	$72,627
Advances to affiliates	—	365,536
Accounts receivable, net	385,497	308,285
Accounts receivable from affiliates	8,790	8,074
Inventories, net	488,780	467,291
Other current assets	97,621	46,080
Total current assets	1,061,253	1,267,893
Property and equipment, net	3,322,718	3,154,826
Other assets:
Goodwill	3,236,398	3,111,262
Intangible assets, net	1,290,764	1,259,440
Other noncurrent assets	85,868	48,398
Total assets	$8,997,001	$8,841,819
Liabilities and equity
Current liabilities:
Accounts payable	$439,950	$433,988
Accounts payable to affiliates	31,635	14,988
Advances from affiliates	62,716	—
Accrued expenses and other current liabilities	321,349	307,939
Current maturities of long-term debt	5,010	5,084
Total current liabilities	860,660	761,999
Revolving line of credit	958,236	450,000
Long-term debt, net	3,515,194	1,502,531
Deferred tax liability	694,995	694,383
Other noncurrent liabilities	160,675	170,169
Total liabilities	6,189,760	3,579,082
Commitments and contingencies (Note 11)
Equity:
Limited partners:
Common unitholders - public (49,588,960 units issued and outstanding as of September 30, 2016 and December 31, 2015)	1,745,339	1,768,890
Common unitholders - affiliated (45,750,826 units issued and outstanding as of September 30, 2016 and 37,776,746 units issued and outstanding as of December 31, 2015)	1,061,902	1,275,558
Class A unitholders - held by subsidiary (no units issued and outstanding as of September 30, 2016 and 11,018,744 units issued and outstanding as of December 31, 2015)	—	—
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of September 30, 2016 and no units issued and outstanding as of December 31, 2015)	—	—
Total partners' capital	2,807,241	3,044,448
Predecessor equity	—	2,218,289
Total equity	2,807,241	5,262,737
Total liabilities and equity	$8,997,001	$8,841,819

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except unit and per unit amounts)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Retail motor fuel	$1,401,830	$1,580,815	$3,876,542	$4,597,670
Wholesale motor fuel sales to third parties	2,026,454	2,664,186	5,544,905	7,946,323
Wholesale motor fuel sales to affiliates	28,226	3,779	45,065	8,718
Merchandise	605,275	589,299	1,705,963	1,633,102
Rental income	22,883	20,949	67,582	61,265
Other	52,649	47,744	151,740	136,630
Total revenues	4,137,317	4,906,772	11,391,797	14,383,708
Cost of sales
Retail motor fuel	1,222,827	1,384,813	3,428,659	4,114,463
Wholesale motor fuel	1,916,511	2,591,791	5,136,083	7,623,330
Merchandise	412,983	404,179	1,160,001	1,122,970
Other	7,609	1,231	10,357	3,744
Total cost of sales	3,559,930	4,382,014	9,735,100	12,864,507
Gross profit	577,387	524,758	1,656,697	1,519,201
Operating expenses
General and administrative	82,774	61,547	201,688	167,747
Other operating	276,401	266,681	792,194	759,713
Rent	36,231	36,447	105,327	105,564
Loss on disposal of assets	203	747	2,918	894
Depreciation, amortization and accretion	77,628	65,984	234,418	202,927
Total operating expenses	473,237	431,406	1,336,545	1,236,845
Income from operations	104,150	93,352	320,152	282,356
Interest expense, net	54,289	28,517	132,565	57,692
Income before income taxes	49,861	64,835	187,587	224,664
Income tax expense	5,310	30,124	8,890	47,113
Net income and comprehensive income	44,551	34,711	178,697	177,551
Less: Net income and comprehensive income attributable to noncontrolling interest	—	852	—	2,545
Less: Preacquisition income allocated to general partner	—	6,315	—	117,728
Net income and comprehensive income attributable to partners	$44,551	$27,544	$178,697	$57,278
Net income per limited partner unit:
Common (basic and diluted)	$0.24	$0.30	$1.25	$0.96
Subordinated (basic and diluted)	$—	$0.52	$—	$1.21
Weighted average limited partner units outstanding:
Common units - public (basic)	49,588,960	24,340,677	49,588,960	21,486,878
Common units - public (diluted)	49,663,618	24,340,793	49,663,618	21,486,994
Common units - affiliated (basic and diluted)	45,750,826	19,431,349	43,131,603	9,507,137
Subordinated units - affiliated	—	10,939,436	—	10,939,436
Cash distribution per common unit	$0.8255	$0.7454	$2.4683	$2.0838

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance. We operate our business in two primary operating divisions, wholesale and retail, both of which are included as reportable segments.
Key operating metrics set forth below are presented as of and for the three and nine months ended September 30, 2016 and 2015 and have been derived from our historical consolidated financial statements.
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance (in thousands, except gross profit per gallon):

	For the Three Months Ended September 30,
	2016			2015
	Wholesale	Retail	Total	Wholesale	Retail	Total
Revenues
Retail motor fuel	$—	$1,401,830	$1,401,830	$—	$1,580,815	$1,580,815
Wholesale motor fuel sales to third parties	2,026,454	—	2,026,454	2,664,186	—	2,664,186
Wholesale motor fuel sales to affiliates	28,226	—	28,226	3,779	—	3,779
Merchandise	—	605,275	605,275	—	589,299	589,299
Rental income	19,353	3,530	22,883	11,333	9,616	20,949
Other	13,331	39,318	52,649	5,996	41,748	47,744
Total revenues	$2,087,364	$2,049,953	$4,137,317	$2,685,294	$2,221,478	$4,906,772
Gross profit
Retail motor fuel	$—	$179,003	$179,003	$—	$196,002	$196,002
Wholesale motor fuel	138,169	—	138,169	76,174	—	76,174
Merchandise	—	192,292	192,292	—	185,120	185,120
Rental and other	26,629	41,294	67,923	16,099	51,363	67,462
Total gross profit	$164,798	$412,589	$577,387	$92,273	$432,485	$524,758
Net income (loss) and comprehensive income (loss) attributable to partners	$47,318	$(2,767)	$44,551	$2,595	$24,949	$27,544
Adjusted EBITDA attributable to partners (2)	$87,867	$101,053	$188,920	$106,977	$142,800	$249,777
Distributable cash flow attributable to partners, as adjusted (2)			$124,084			$112,378
Operating Data
Total motor fuel gallons sold:
Retail		651,386	651,386		639,824	639,824
Wholesale	1,371,236		1,371,236	1,308,814		1,308,814
Motor fuel gross profit (cents per gallon) (1):
Retail		27.5¢			31.2¢
Wholesale	10.0¢			12.5¢
Volume-weighted average for all gallons			15.6¢			18.6¢
Retail merchandise margin		31.8%			31.4%
________________________________

(1)	Excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.

(2)
We define EBITDA as net income before net interest expense, income tax expense and depreciation, amortization and accretion expense. We define Adjusted EBITDA to include adjustments for non-cash compensation expense, gains and losses on disposal of assets, unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense including the accrual of interest expense related to our 2020 and 2023 Senior Notes that is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures, and other non-cash adjustments. Further adjustments are made to distributable cash flow for certain transaction-related and non-recurring expenses that are included in net income.

We believe EBITDA, Adjusted EBITDA, and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements for, capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.
The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow for the three months ended September 30, 2016 and 2015 (in thousands):

	For the Three Months Ended September 30,
	2016			2015
	Wholesale	Retail	Total	Wholesale	Retail	Total
Net income (loss) and comprehensive income (loss)	$47,318	$(2,767)	$44,551	$(10,399)	$45,110	$34,711
Depreciation, amortization and accretion	21,819	55,809	77,628	13,571	52,413	65,984
Interest expense, net	13,198	41,091	54,289	13,106	15,411	28,517
Income tax expense (benefit)	507	4,803	5,310	39	30,085	30,124
EBITDA	$82,842	$98,936	$181,778	$16,317	$143,019	$159,336
Non-cash stock compensation expense	1,516	1,501	3,017	1,697	435	2,132
Loss (gain) on disposal of assets	(599)	802	203	921	(174)	747
Unrealized loss on commodity derivatives	5,689	—	5,689	735	—	735
Inventory fair value adjustment	(1,581)	(186)	(1,767)	87,307	3,456	90,763
Adjusted EBITDA	$87,867	$101,053	$188,920	$106,977	$146,736	$253,713
Adjusted EBITDA attributable to noncontrolling interest	—	—	—	—	3,936	3,936
Adjusted EBITDA attributable to partners	$87,867	$101,053	$188,920	$106,977	$142,800	$249,777
Cash interest expense (3)			50,681			27,419
Income tax expense (benefit) (current)			(14,574)			537
Maintenance capital expenditures			29,705			8,351
Preacquisition earnings			—			101,950
Distributable cash flow attributable to partners			$123,108			$111,520
Transaction-related expense			976			858
Distributable cash flow attributable to partners, as adjusted			$124,084			$112,378
________________________________

(3)	Reflects the Partnership’s cash interest less the cash interest paid on our VIE debt of $2.3 million during the three months ended September 30, 2015.

Capital Spending
SUN's gross capital expenditures for the third quarter were $110.6 million, which included $80.9 million for growth capital and $29.7 million for maintenance capital. Approximately $36.6 million of the growth capital spent was for the construction of new-to-industry sites, of which three were opened in the third quarter, with 21 currently under construction.
SUN expects capital spending for the full year 2016, excluding acquisitions, to be within the following ranges ($ in millions)

Growth		Maintenance
Low	High	Low	High
$360	$380	$100	$110
Growth capital spending includes the construction of at least 35 new-to-industry sites that SUN expects to complete in 2016.